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Exhibit 10.41 Lease Agreement

LEASE AGREEMENT

    THIS LEASE AGREEMENT, hereinafter referred to as Lease, entered into this 19th day of October 2001, between T.J.T. Enterprises LLC, hereinafter called the Lessor and T.J.T., Inc., a Washington Corporation, hereinafter referred to as Lessee:

    Witnesseth

    That the Lessor does hereby lease to Lessee and Lessee does hereby hire from Lessor the following described premises situated in Gem County, Idaho as described on Exhibit "A" (commonly known as T.J.T., Inc. Idaho Recycling Plant) attached hereto:

      Together with all appurtenances thereto and with easements of ingress and egress necessary and adequate for the conduct of Lessee's business, for the term of five (5) years, running from and including the first day of November, 2001, up to and including the 31st day of October 2006, for use in Lessee's regular business, or any other legitimate business, subject to the terms and conditions of this lease.

  1.
  Lessee covenants to pay to Lessor at T.J.T., Inc., office in Emmett, Idaho, or at such other place in Emmett, Idaho, as Lessor shall designate in writing as rent for such premises, the monthly sum of One thousand Two hundred and Thirty-six Dollars ($1,236.00), payable in advance commencing November 1, 2001. In addition, One hundred and Eight ($108.00) is payable November 19, 2001 for 3% increase of payments for July, August, September and October 2001. Lease payment shall increase three per cent (3%) annually for duration of this lease.

    In addition to the above, Lessor and Lessee mutually covenant and agree as follows:

  2.
  Lessee may, at its own expense, either at the commencement of or during the term of this lease, make such additions to the leased premises including, without prejudice to the generality of the foregoing, alterations in the water, gas and the electric wiring systems, as may be necessary to fit the same for its business, upon first obtaining the written approval of Lessor as to the materials to be used and the manner of making such alterations and/or additions. Lessor covenants not to unreasonably withhold approval of alterations and/or additions proposed to be made by Lessee. At any time prior to the expiration or earlier termination of the lease, Lessee may remove any or all such alterations, additions or installations in such a manner as will not substantially injure the leased premises. In the event Lessee shall elect to make any such removal, Lessee shall restore the premises, or the portion or portions affected by such removal, to the same condition as existed prior to the making of such alteration, addition or installation, ordinary wear and tear excepted, All alterations, additions or installations not so removed by Lessee shall become the property of the Lessor without liability on Lessor's part to pay for the same.

  3.
  Lessee shall, during the term of this lease, maintain and make all necessary repairs to any structures and improvements located on the leased premises.

  4.
  Lessee shall pay all charges for water, gas and electricity consumed by Lessee upon the leased premises.

  5.
  Lessee shall duly obey and comply with all public laws, ordinances, rules or regulations related to the use of the leased premises.

  6.
  Lessee shall not assign, transfer, sublease, mortgage, pledge or otherwise encumber or dispose of this lease or any portion thereof without written approval of Lessor. If any assignment is made without said specific written permission, it shall be declared void and the Lessor, at its option, may cancel this lease.

  7.
  Lessee shall be responsible for the payment of all real estate taxes assessed against the leased premises during the term of this lease, and shall be responsible for all other expenses associated with this property during the term of this lease.

  8.
  Lessee shall insure the improvements on the leased premises against loss by fire, flood, civil commotion or other casualty, and shall maintain such insurance in amounts sufficient to repair or replace any structures so damaged to as good a condition existing at the beginning of this lease. Lessee shall provide the Lessor with proof of such insurance and failure to provide such proof shall be a default by the terms of this lease agreement. Lessee shall also maintain a good and sufficient liability insurance policy and hold Lessor harmless from all liability associated with the use of the leased premises.

  9.
  In the event that the leased premises shall be taken for public use by the city, state, federal government, public authority or other corporation having the power of eminent domain, then this lease shall terminate as of the date on which possession thereof shall be taken for such public use, or at the option of Lessee, as of the date on which the premises shall become unsuitable for Lessee's regular business by reason of such taking; provided, however, that if only a part of the leased premises shall be so taken, such termination shall be at the option of the Lessee only. If such a taking of only a part of the leased premises occurs, a proportionate reduction of the rent to be paid from and after the date such possession is taken for public use. Lessee shall have the right to participate, directly or indirectly, in any award for such public taking to the extent that it may have suffered compensatable damages as a Lessee on account of such public taking.

  10.
  Either of the parties has the right to terminate this Lease with ninety days' notice.

    And it is mutually understood and agreed that the covenants and agreements herein contained shall inure to the benefit of and shall be equally binding upon the respective executors, administrators, heirs and assigns of the parties hereto.

    In witness whereof, the parties hereto have executed this lease.

/s/ TERRY J. SHELDON Terry J. Sheldon, Partner T.J.T. Enterprises LLC	October 19, 2001 Date
/s/ JERRY L. RADANDT Jerry L. Radandt, Partner T.J.T. Enterprises LLC	October 19, 2001 Date
/s/ TERRY J. SHELDON Terry J. Sheldon, Partner T.J.T. Enterprises LLC	October 19, 2001 Date
/s/ LARRY PRESCOTT Larry Prescott, CFO, T.J.T. Enterprises LLC	October 19, 2001 Date

EXHIBIT A
(ID Axle Yard)

    A tract of land in Lot 9, Sec. 6, Twp. 6N R. 1 W B.M., Gem County, Idaho, as follows:

      Commencing from the South quarter corner, Sec. 6, Twp. 6N R. 1W B.M., running East 675.5 feet; thence North 1383.6 feet to the North bank of the Payette river, the place of beginning; thence North 339 feet to the South line of the County road; thence west along said South line 136 feet; thence Southwest 343 feet to the North Bank of the Payette River; thence Northeast along the said North Bank 157 feet to the place of beginning.

    EXCEPTING from the above tract of land all that portion described as follows:

      A parcel of land being on the Westerly side of the center line of State Highway No. 52, Project No. S-3836(2) Highway Survey as shown on the plans thereof now on file in the office of the Department of Highways of the State of Idaho, as to that portion of the following described land lying within Government Lot 9 of Section 6, Twp. 6N R. 1W B.M., described as follows, to wit:

        Beginning at the Southwest corner of the tract of land as described in that certain Warranty Deed dated March6, 1928, recorded March 15, 1928, in Book 18 of Deeds, at Page 420, as Instrument No. 20887, records of Gem County, Idaho, which corner is shown of record to be East 687.0 feet and North 1383.6 feet from the South 1/4 corner of Section 6, Twp. 6N R. 1W B.M.,; thence Northerly (shown of record to be North) along the East line of said tract of land 339.0 feet, more or less, to a point in the South line of an existing County Road; thence Westerly along the South line of said existing County Road 88.0 feet, more or less, to a point that bears South 22^20'42" West 30.74 feet from Station 1z18.24 of the County Road Survey as shown on the plans of said State Highway No. 52, Project N. S-3836(2) Highway Survey; thence South 72^57'04" East 62.54 feet to a point that bears North 89^40'54" West from Station 82x35.30 of said Highway Survey; thence south 5^37'31" West 186.10 feet to a point in a line parallel with and 80 feet Westerly from the centerline and bears North 89^40'54" West from Station 80x50 of said Highway Survey; thence south 0^19'06" West along said parallel line 236.0 feet, more or less, to a point in the Northerly Highwater line of the Payette River; thence Southeasterly along said Northerly Highwater line 55.0 feet, more or less, to a point in the Westerly right of way line of existing State Highway No. 52., thence North 0^12'24" East 135.0 feet, more or less, to the place of beginning.

    EXCEPT Therefrom that portion thereof lying between the Highwater lines of the Payette River. Highway Station Reference: 77x83 to 82x56.

    Excepting from the above tract of land all that portion thereof as described in that certain Corporation Warranty Deed dated February 4, 1970, recorded March 4, 1970 as Instrument #99404 records of Gem County, State of Idaho. The area conveyed by this instrument contains approximately 0.76 acres.

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EXHIBIT A (ID Axle Yard)